May 6, 2022

For Release:     Immediately
Refer to:    Jordan Bishop; jordan.bishop@lilly.com; 317-473-5712 (Media)
Kevin Hern; hern_kevin_r@lilly.com; 317-277-1838 (Investors)

Mary Lynne Hedley Elected to Lilly Board of Directors

INDIANAPOLIS, May 6, 2022 /PRNewswire/ -- The Board of Directors of Eli Lilly and Company (NYSE:LLY) has elected Mary Lynne Hedley, Ph.D., as a new member, effective May 15, 2022. As a member of Lilly's board, she will serve on both the Science & Technology Committee and the Ethics and Compliance Committee.

Dr. Hedley is an immunologist and cancer cell biologist with considerable pharmaceutical industry experience, particularly within oncology. Since 2021, Dr. Hedley has served as a Senior Scientific Fellow at the Broad Institute of MIT and Harvard. Prior to that, she served as Director, President, and Chief Operating Officer at TESARO, Inc., a biotechnology company she co-founded in 2010, focused on the development and global commercialization of oncology therapeutics. GlaxoSmithKline plc acquired TESARO in 2019. Prior to founding TESARO, Dr. Hedley was Executive Vice President and Chief Science Officer of Abraxis Bioscience, Inc., where she was responsible for research and development, operations, medical affairs, and business development.

"I am delighted to welcome Dr. Mary Lynne Hedley to the Lilly Board of Directors," said David A. Ricks, chairman and chief executive officer. "Mary Lynne has valuable expertise in oncology and the pharmaceutical industry more broadly. Her experience in founding, scaling, and leading biotechnology companies will add tremendous technological and leadership insight to our board.”

Dr. Hedley received her Bachelor of Science degree in Microbiology from Purdue University and her Ph.D. in Molecular and Cellular Immunology from UT Southwestern Medical Center. Dr. Hedley completed her postdoctoral training at Harvard University in the areas of immunology and gene regulation.

About Lilly
Lilly unites caring with discovery to create medicines that make life better for people around the world. We’ve been pioneering life-changing discoveries for nearly 150 years, and today our medicines help more than 47 million people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world’s most significant health challenges, redefining diabetes care, treating obesity and curtailing its most devastating long-term effects, advancing the fight against Alzheimer’s disease, providing solutions to some of the most debilitating immune system disorders, and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we’re motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/newsroom. C-LLY

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